Exhibit 21.1

                              List of Subsidiaries

China Biopharmaceuticals Corp., a British Virgin Island Corporation (100% controlled by the registrant)

-------------------------------------------------------

NanJing Keyuan Pharmaceutical R&D Co., Ltd., a Chinese Corporation (90% controlled by China Biopharmaceuticals Corp.)

Suzhou Hengyi Pharmaceuticals of Feedstock Co., Ltd., a Chinese Corporation (75.706% controlled by China Biopharmaceuticals Corp.)